EXHIBIT 99.4

BIGFOOT PROJECT INVESTMENTS, INC.

(A Development Stage Company)

ASSET LISTING FROM SEARCHING FOR BIGFOOT INC.

As of 10 January 2013

ASSETS ITEM NR	DESCRIPTION
1	Footprint Casts of Bigfoot – 67 Original Casts
2	Strickler Arkansas 1994 Dead Creature Incident
Photographs of Dead Creature and 6 DNA Samples
3	109-inch Skeleton
4	Media Artifacts – Video TV News Media 52 News Stories
5	Contract to sell Dinosaur fossil
6	Rubber Suite from 2008 Hoax
7	DNA Hair Samples – 16 separate samples
8	Toe Nail of Creature DNA sample
9	Roger Paterson Film
10	6 Footprint Casts Authentic
11	License to use 6 dinosaur displays
12	Searching for Bigfoot Website
13	Bigfoot Live Radio Show
14	Bigfoot Live Radio Show Website
15	360 hours of raw video footage from expeditions for movie development
16	DVD Movies and Documentary film projects
-Legend of Bigfoot
-In the Shadow of Bigfoot
-Bigfoot Alive In 82
-Bigfoot Alive In 82 CD Music Album
-Bigfoot Lives, Released 2007
-Bigfoot Lives, Released 2011
-Anatomy of a Bigfoot Hoax, Released 2011
-Bigfoot Lives-3, Released 2012
-Hoax of the Century, Released 2012
-Pursuit, The Search for Bigfoot, Release Anticipated 2013
17	All Current contracts negotiated under Searching For Bigfoot Inc. become the property of Bigfoot Project Investments Inc.